Supplement No. 2
To Prospectus Supplement Dated May 30, 2007 (To Prospectus Dated April 26, 2007)

$1,237,018,907 (APPROXIMATE)

J.P. MORGAN MORTGAGE TRUST 2007-S2
Issuing Entity
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-S2

J.P. MORGAN MORTGAGE ACQUISITION CORP.
Sponsor and Seller

J.P. MORGAN ACCEPTANCE CORPORATION I
Depositor

__________________

The prospectus supplement dated May 30, 2007 to the prospectus dated April 26, 2007 with respect to the above-captioned series is hereby amended as follows:

1.

The amount set forth for the Class 3-A-2 Certificates in the table that begins on page S-3 of the prospectus supplement under the heading “MINIMUM DENOMINATION” shall be deleted in its entirety and replaced with $1,000.

2.

The amount set forth for the Class 3-A-3 Certificates in the table that begins on page S-3 of the prospectus supplement under the heading “MINIMUM DENOMINATION” shall be deleted in its entirety and replaced with $1,000.

____________________

JPMorgan

June 18, 2007